Exhibit 99.1

Educational Development Corporation Announces Record March and April 2017 Revenues

TULSA, Okla., May 10, 2017 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports record quarter to day unaudited net revenues for March and April 2017.

Randall White, CEO of Educational Development Corporation, announced that the Company has had record quarter to date revenues in the first two months of fiscal 2018, totaling approximately $19.3 million.  This revenue level represents an increase of $3.8 million, or 25% over the combined March and April 2016 revenues of approximately $15.5 million.

Per Mr. White, “Quarter to date sales results were very encouraging with continued double digit growth.  This growth shows the continued strong demand for our products and the success of our sales teams.  In anticipation of our continued growth, our management team has recently approved a capital expansion project that will further automate to our Tulsa, OK distribution facility.  We expect this facility expansion and additional automation will increase our daily shipping capacity by as much as 100% over last year’s capacity levels.”

About Educational Development Corporation
EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 2,300 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via retail outlets and by direct sales consultants nationally.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522